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                                                                 EXHIBIT 5

                       AMENDMENT OF EMPLOYMENT AGREEMENT


     This AMENDMENT OF EMPLOYMENT AGREEMENT, made effective this 16th day of February, 1998, by and between MTR Gaming Group, Inc. ("MTR" or the "Company"), on the one hand, and Thomas K. Russell, on the other hand, is an amendment of an Employment Agreement dated May 10, 1994 (the
"EmploymentAgreement).

     WHEREAS, Russell is presently employed by MTR pursuant to the Employment Agreement and holds various directorships and offices with the Company and various of its affiliates; and

     WHEREAS, Russell's personal circumstances require him to reduce his time commitment to the Company and the Company desires to accommodate Russell's needs:

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties to this Amendment Of Employment Agreement, meaning to be bound, do hereby agree as follows:

     1. Amendment of Agreement. As of the date of execution of this Amendment Of Employment Agreement (the "Effective Date"), the terms of Russell's employment by the Company shall be governed by this Amendment Of Employment Agreement. As of the Effective Date, none of the parties shall have any further rights or obligations under the Employment Agreement.

     2. Resignation From All Directorships and Offices. Russell hereby resigns from all of the directorships and offices that he currently holds with the Company and its corporate affiliates (Mountaineer Park, Inc., Mountaineer Magic, Inc., ExCal Energy Corporation, Crystal Exploration Co., Inc., and Golden Palace Casinos, Inc.) (referred to herein collectively as the "Companies"). Russell also hereby resigns from membership on any committees of the Companies.

     3. Liability Insurance. In the event that (i) the Company maintains liability insurance on behalf of its officers and directors; and (ii) the provider of such insurance provides coverage for former officers and directors without additional premium (as is the case with the director's and officer's insurance currently carried by the Company), then the Company shall include Russell in such insurance. Russell acknowledges that the Company provides no guarantee that it will in the future be able to obtain such insurance on acceptable terms, or at all, or that the Company will choose to carry such insurance.

     4. Consideration. In consideration of Russell's resignations as set forth in Section 2 above, and his other agreements contained herein, and subject to the terms and conditions of this Agreement, the Companies shall, upon the execution and delivery of this Agreement, pay Russell the sum of $99,676.94, offset by any advances or payroll received by Russell from the Company subsequent to December 31, 1997. In addition, Russell shall be entitled to receive from the Companies and to retain as his property, at book value, the furniture and office equipment listed on

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Schedule 1 appended hereto.

     5.   Release and Indemnification.

          (a) Release. Except for the obligations expressly provided herein, and except as expressly limited below, Russell on the one hand, and the Companies on the other hand, hereby release and discharge each other and their respective predecessors, successors, assigns, employees, shareholders, officers, directors, agents, attorneys, representatives, affiliates, accountants, insurers, and heirs from and against any and all claims, demands, causes of action, charges of wrongful termination, judgments, awards, obligations, damages, attorney's fees, liabilities, costs, and expenses whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, which the parties ever had, now have, or may in the future claim to have against the released parties (whether directly or indirectly), or any of them, by reason of any act, omission, obligation, matter, cause, or thing occurring on or prior to the Effective Date, including but not limited to any claim arising out of or relating to Russell's employment by the Companies pursuant to the Employment Agreement, or otherwise. However, this release does not apply to any claim that any of the Companies ever had, now has, or may in the future claim to have by reason of Russell's (i) fraud; (ii) embezzlement or misappropriation of funds or property of any of the Companies; (iii) breach of the common law duty of loyalty; or (iv) intentional or willful misconduct; the Company reserves the right to assert claims based on or arising out of such conduct.

     The parties acknowledge that they are aware of Section 1542 of the California Civil Code, which provides as follows:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     To the fullest extent permitted by law, each of the parties expressly waives this section and the benefits thereof and of any similar law or rule.

          (b) Indemnification. To the fullest extent permitted by law, MTR shall indemnify and save and hold harmless Russell from and against any and all claims, demands, liabilities, costs, and expenses, including judgments, fines, or amounts paid on account (whether in settlement or otherwise), and reasonable expenses, including attorney's fees actually and reasonably incurred, to the extent that Russell is made a party to any action, suit or proceeding or if a claim or liability is asserted against Russell (whether or not in the right of any of the Companies), by reason of the fact that he was or is an officer or director, or active in such capacity on behalf of any of the Companies or any predecessor or successor thereof whether or not the same shall proceed to judgment or be settled or otherwise brought to a conclusion. However, the Companies shall not have any obligation under this provision if the claim asserted against Russell is based on or arises

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out of any or all of the following: (i) conduct of Russell that was not in the course and scope of his employment; (ii) Russell's bad faith conduct;
(iii) conduct of Russell that was not reasonably in the best interests of the Companies; or (iv) Russell's intentional or willful misconduct. Furthermore, to the fullest extent permitted by law, Russell shall indemnify ad save and hold harmless the companies from and against any and all claims, demands, liability, costs ad expenses, including judgments, fines or amounts paid on account (whether in settlement or otherwise), and reasonable expenses including attorneys' fees actually and treasonably incurred, to the extent that any of the Companies is made a party to any action, suit or proceeding or if any claim of liability is asserted against any of the Companies (whether or not the same shall proceed to judgment or be settled or otherwise brought to a conclusion), based on or arising out of any or all of the following: (i) conduct of Russell that was not in the course ad scope of his employment; (ii) Russell's bad faith conduct; (iii) conduct of Russell that was not reasonably in the best interest of the Companies; or (iv) Russell's intentional or willful misconduct.

     6. Appointment as Assistant to the President. From and after the Effective Date, Russell shall be employed by the Company as an Assistant to the President pursuant to the terms and conditions set forth below:

          (a) Term. This Amendment Of Employment Agreement shall be in effect for a term of twenty months, commencing on January 1, 1998 and terminating September 15, 1999 (the "Termination Date").

          (b)  Responsibilities.   During the term of this Amendment Of
Employment Agreement, Russell shall perform such tasks as shall be assigned to him from time to time, at reasonable times and upon reasonable notice, by the President of the Company. Russell will not be expected to devote more than fifteen (15) hours per month to the business of the Companies.

          (c) Salary. The Company shall pay Russell a salary of $1,000 per month.

          (d) Medical Insurance. Through the Termination Date, and to the extent such insurance remains available to Russell, the Company shall provide to Russell the medical insurance that Russell was receiving from the Company as of the day prior to the Effective Date; provided, however, that (i) the Company shall not under any circumstances itself become Russell's insurer; and (ii) the Company's sole obligation pursuant to this Section 3(d) shall be limited to the amount of the premium being charged for Russell's medical insurance as of the day prior to the Effective Date plus 20%.

          (e)  Termination.

     For Cause. In the event Russell's employment under this Amendment Of Employment Agreement is terminated by the Company for cause, the Company shall have no further obligations or duties under this Agreement, except for obligations accrued at the date of termination. The term "Cause" shall mean
(i) conviction of a felony, (ii) embezzlement or misappropriation of funds or

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property of the Company or any of its affiliates, (iii) consistent refusal to substantially perform, or willful misconduct in the substantial performance of, his duties and obligations hereunder; (iv) engaging in activity that the Board of Directors determines in its reasonable judgment would result in the suspension or revocation of any video lottery, parimutuel, or other gaming license or permit held by the Company or any of its subsidiaries; or (v) breach of the duty of confidentiality or duty of loyalty as described in Paragraphs 7 and 8 hereof. In addition, Russell's employment shall cease and terminate for cause upon either (i) Russell's death; (ii) Russell's resignation.

               (2) Without Cause. The Company may terminate Russell's employment without cause on three (3) business days' notice; provided, however, that in the event of such termination without cause, MTR shall (i) within ten (10) business days thereafter pay Russell all amounts that would otherwise become due as of the Termination Date; and (ii) nevertheless provide Russell medical insurance through the Termination Date.

          (f) Expenses. All travel and other expenses incident to the rendering of services by Russell hereunder shall be paid by the Company. If any such expenses are paid in the first instance by Russell, the Company shall reimburse him therefor on presentation of the appropriate documentation required by the Internal Revenue Code of 1986, as amended (the "Code"), or Treasury Regulations promulgated thereunder, or otherwise required under the Company's policy with respect to such expenses. The Company recognizes that Russell resides in California and may be required from time to time to travel outside that area. Reimbursement of any expense incurred by Russell in excess of $1,000 in a calendar month shall be conditioned on prior approval of the president of the Company.

          (g) Cooperation in Litigation; Right to Counsel. To the extent the Company requires Russell's services as consultant or witness in connection with litigation in which the Company may be involved or have an interest, and litigation involving the business of the Company in which Russell may be a named party, Russell shall cooperate with the Company and its counsel in the handling of such litigation. In any such litigation in which Russell is a named party, the Company will provide Russell a defense by counsel reasonably acceptable to the Company. In the case styled Mountaineer Park, Inc. v. Manypenny, Russell acknowledges that separate counsel is not necessary and expressly consents to his continued representation by Mountaineer Park, Inc.'s in-house legal counsel.

     7.   Non-Disclosure.

          Non-Disclosure. Russell acknowledges that by virtue of his positions with the Companies he has acquired trade secrets and confidential and proprietary information concerning the Companies' plans, strategies, operations, finances, costs, programs, ideas, approaches, practices and inventions (the "Proprietary Information"). Russell agrees to hold all such Proprietary Information in confidence and not to directly or indirectly disclose, use or publish and Proprietary information without the Companies' prior consent. Russell agrees to return to the Companies all tangible manifestations of Proprietary Information (and all copies thereof) within sixty (60) days following

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the Effective Date.  Notwithstanding the foregoing, Russell will not be liable for the disclosure of any Proprietary Information if such Proprietary
Information: (i) is now, or through no default on the part of Russell hereafter becomes, generally known to the public, or (ii) is disclosed by Russell pursuant to a court order or any law, rule or regulation. If Russell believes that he is required to disclose any Proprietary Information pursuant to a court order of laws, rules or regulations, he shall provide reasonable notice to the Companies of his intention to do so. Any Proprietary Information created, developed, obtained or conceived by Russell prior to the Effective Date shall be owned by and belong exclusively to the Companies. By the Effective Date, Russell shall, without additional compensation, disclose to the Companies all Proprietary Information that he has created, developed, obtained or conceived. Russell shall execute and deliver to the Companies without additional compensation, such documents as the Companies may reasonably require from time to time to evidence their ownership of any such items. The obligations under this Section 7(a) shall expire on the fifth
(5th) anniversary of the Effective Date.

          (b) Injunctive Relief. Russell agrees that the remedy at law for any breach by him of this Section 7 will be inadequate and that the Companies will be entitled to injunctive relief in addition to all other available remedies.

          (c) Trade Secrets Act. Nothing in this Amendment Of Employment Agreement is intended to limit any remedies that the Companies may have under the Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law.

     8. Confidentiality. The parties agree that this Amendment Of Employment Agreement and the terms thereof are strictly confidential and that they will not disclose or publish this Amendment Of Employment Agreement or any of its terms to any other person or entity (other that their own attorneys, accountants or staff on a need-to-know basis) without the other parties' express written consent, except pursuant to a court order or any law, rule or regulation. If one of the parties believes that he or it is required to disclose this Amendment Of Employment Agreement or any of its terms pursuant to a court order or any law, rule of regulation, he or it shall provide reasonable notice to the other party of his or its intention to do so. Provided, however, that Russell hereby consents to the publication of a description of the Amendment Of Employment Agreement in its periodic filings with the U. S. Securities & Exchange Commission and including a copy of this Amendment Of Employment Agreement as an exhibit thereto. Further, Russell hereby acknowledges that his resignations referred to in Paragraph 2 of this Amendment Of Employment Agreement are not the result of any disagreement with the Company on any matter relating to its operations, policies, practices or procedures within the meaning of Item 6 of Form 8-K.

     9. Obligations Conditioned on Parties' Performance. Each of Russell and the Companies agrees that all of their respective obligations under this Amendment Of Employment Agreement are expressly conditioned on the compliance by the other party with its obligations under this Amendment Of Employment Agreement and that in the event of any material breach by Russell, on the one hand, or the Companies on the other hand, the other party hereto shall have no further obligations under this Employment Agreement.

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     10.    Careful Consideration And Revocation.  Russell hereby
acknowledges that he has had twenty-one (21) days to consider this Amendment Of Employment Agreement carefully before executing it and that he executes it freely after consultation with counsel of his own choice. Russell further acknowledges that he understands that he has seven (7) calendar days (beginning on January 1, 1998) to revoke this Amendment Of Employment Agreement by delivering notice of revocation to the Company pursuant to Paragraph 11, infra, and further acknowledges that the payment made pursuant to Paragraph 4, supra, must be returned to the Company along with his notice of revocation.

     11. General. This Amendment Of Employment Agreement is further governed by the following provisions:

          (a) Notices. Any notice or other communication required or permitted to be given hereunder shall be made in writing and shall be delivered in person, by facsimile transmission, by overnight delivery service or mailed by prepaid registered of certified mail, return receipt requested, addressed to the parties at the addresses stated below or such other addresses as the parties may designate by notice in the manner set forth herein. Such notices of communications shall be effective upon delivery if delivered in person or by facsimile, on the next business day if sent by overnight delivery service, and either upon actual receipt or three (3) days after mailing, whichever is earlier, if delivered by mail.

     If to the Companies:          MTR Gaming Group, Inc.
                                   Attention: Edson R. Arneault
                                   Route 2 South
                                   Chester, West Virginia 26034


     If to Thomas K. Russell:      32 Antibes
                                   Laguna Niguel, California 92677


          (b) Parties in Interest. This Amendment Of Employment Agreement shall be binding upon and inure to the benefit of Russell and his successors, administrators, assigns, heirs and executors, and it shall be binding upon and inure to the benefit of the Companies and any corporation succeeding to all of substantially all of the business and assets of the Company by merger, consolidation, purchase of assets or otherwise.

          (c) Arbitration. Any disputes between the parties, including but not limited to any dispute concerning the validity of this Amendment Of Employment Agreement or the interpretation or breach of any of its term, shall be settled by arbitration between the parties in

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Orange County, California in a proceeding held under the rules of the
American Arbitration Association. In such proceeding, each party shall choose one arbitrator and the two so chosen shall choose a third arbitrator. The vote of two of the arbitrators shall be sufficient to determine the award. However, Russell agrees that the Companies may seek interim relief (temporary restraining order, preliminary injunction, etc.) in any court of competent jurisdiction with respect to any breach or alleged breach by Russell of Section 7 of the Agreement

          (d) Entire Agreement. This Amendment Of Employment Agreement supersedes any and all other agreements, either oral, written or implied, between the parties hereto including but not limited to the May 10, 1994 Employment Agreement, and contains all of the covenants and agreements between the parties with respect to their relationship in any manner whatsoever. Any modification of this Amendment Of Employment Agreement will be effective only if it is in writing signed by each of the parties hereto.

          (e) Governing Law. This Amendment Of Employment Agreement shall be governed by and construed in accordance with the laws of the State of California.

          (f) Severability. In the event that any term or condition contained in this Amendment Of Employment Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Amendment Of Employment Agreement, but this Amendment Of Employment Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

          (g) Legal Advice. Russell acknowledges that the Companies have encouraged him to obtain independent legal advice concerning this Amendment Of Employment Agreement.

          (h) Counterparts. This Amendment Of Employment Agreement may be executed in any number of counterparts, each of which shall constitute an original of this Amendment Of Employment Agreement, and all of which together constitute one and the same agreement.








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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment Of
Employment Agreement as of the day and year first above written.

MTR GAMING GROUP, INC.             EXCAL ENERGY CORPORATION


By: /s/ Edson R. Arneault          By: /s/ Edson R. Arneault
   --------------------------         --------------------------------
Edson R. Arneault, President             Edson R. Arneault, President


MOUNTAINEER PARK, INC.             MOUNTAINEER MAGIC, INC.


By: /s/ Edson R. Arneault          By: /s/ Edson R. Arneault
--------------------------            --------------------------------
Edson R. Arneault, President            Edson R. Arneault, President


THOMAS K. RUSSELL                  GOLDEN PALACE CASINOS, INC.


By: /s/ Thomas K. Russell          By: /s/ Edson R. Arneault
--------------------------            --------------------------------
Thomas K. Russell                       Edson R. Arneault, President







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